UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           AIR INDUSTRIES GROUP, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    00912N106
                                 (CUSIP Number)

                                  JULY 18, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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         CUSIP No. 00912N106                             13G                              Page 2 of 9 Pages

--------------------------------------- --------------------------------------- --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TWM CAPITAL, L.P.

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                               3,957,730
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           3,957,730
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      3,957,730
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                    5.63 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                              PN
--------- ---------------------------------------------------------------------------- -------------------------------


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-------------------------------------- --------------------------------------- --------------------------------------

         CUSIP No. 00912N106                             13G                              Page 3 of 9 Pages
--------------------------------------- --------------------------------------- --------------------------------------


--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          THOMAS MULLEN, LLC

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                                                               3,957,730
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                           3,957,730
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      3,957,730
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                    5.63 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IA
--------- ---------------------------------------------------------------------------- -------------------------------




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         CUSIP No. 00912N106                             13G                              Page 4 of 9 Pages
--------------------------------------- --------------------------------------- --------------------------------------


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NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

THOMAS MULLEN

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                 (b) |X|
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

SEC USE ONLY



----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

----------------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       25.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     26.
     OWNED BY             SHARED VOTING POWER                                                               3,957,730
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         27.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     28.
                          SHARED DISPOSTIVE POWER                                                           3,957,730
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------------------------------------------------------------------ ---------------------------------------

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                                3,957,730
------------------------------------------------------------------------------ ---------------------------------------
----------------------------------------------------------------------------------------------------------------------

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
----------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------ ---------------------------------------

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                              5.63 %
------------------------------------------------------------------------------ ---------------------------------------
------------------------------------------------------------------------------ ---------------------------------------

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                      IN
------------------------------------------------------------------------------ ---------------------------------------


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--------------------------------------- --------------------------------------- --------------------------------------

         CUSIP No. 00912N106                             13G                              Page 5 of 9 Pages
--------------------------------------- --------------------------------------- --------------------------------------


ITEM 1.
        (a) Name of Issuer:                AIR INDUSTRIES GROUP, INC.

        (b) Address of Issuer's Principal
            Executive Offices:             1479 N. CLINTON AVENUE
                                           BAY SHORE, NEW YORK 11706

ITEM 2. (a) Name of Person Filing:

                         THIS SCHEDULE IS BEING FILED WITH RESPECT TO SHARES OF COMMON STOCK OF THE ISSUER WHICH ARE BENEFICIALLY OWNED BY TWM CAPITAL, L.P., THOMAS MULLEN, LLC AND THOMAS MULLEN. SEE ITEM 4 BELOW.


                                                                          113 POST ROAD EAST
        (b) Address of Principal Business Office or, if none, Residence:  WESTPORT, CT 06880

                                           TWM CAPITAL, L.P. IS A DELAWARE LIMITED PARTNERSHIP,  THOMAS MULLEN, LLC IS
                                           A DELAWARE LIMITED  LIABILITY  COMPANY AND THOMAS MULLEN IS A UNITED STATES
        (c) Citizenship: CITIZEN.
        (d) Title of Class of Securities: COMMON STOCK, $0.001 PAR VALUE

        (e) CUSIP Number: 00912N106



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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ] Investment  company  registered  under section 8 of the Investment  Company Act of 1940 (15 U.S.C
                80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).







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CUSIP No. 00912N106                                       13G                              Page 6 of 9 Pages
---------------------------------------- -------------------------------------- ----------------------------------------
                 OWNERSHIP.
ITEM 4.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   Thomas Mullen beneficially owns 3,957,730
                                   shares held by TWM Capital, L.P.
                                   ("Partnership"), a Delaware limited
(a) Amount beneficially owned:     partnership of which the general partner is
                                   Thomas Mullen, LLC, a Delaware limited
                                   liability company of which Mr. Mullen is the managing member.

                                   The following percentages are based on
                                   70,245,551 shares issued and outstanding
                                   based on the sum of (i) 69,262,227 as
(b) Percent of class:              reported on the Issuer's most recent 10-Q as
                                   filed with the SEC on May 19, 2008 and (ii)
                                   983,324 shares issued and sold as reported on the Issuer's 8-K filed on June 24, 2008.

                                   TWM Capital, L.P.: 5.63%

                                   Thomas Mullen, LLC: 5.63%

                                   Thomas Mullen: 5.63%



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CUSIP No. 00912N106                                       13G                             Page 7 of 9 Pages
---------------------------------------- -------------------------------------- --------------------------------------
     (c)       Number of shares as to which the person has:
                                                                                   TWM Capital, L.P.: 0

                                                                                   Thomas Mullen, LLC: 0

                   (i)      Sole power to vote or to direct the vote:              Thomas Mullen: 0


                                                                                   TWM Capital, L.P.: 3,957,730

                   (ii)     Shared power to vote or to direct the vote:            Thomas Mullen, LLC: 3,957,730

                                                                                   Thomas Mullen: 3,957,730



                                                                                   TWM Capital, L.P.: 0
                  (iii)     Sole power to dispose or to direct the disposition of:
                                                                                   Thomas Mullen, LLC: 0

                                                                                   Thomas Mullen: 0


                                                                                   TWM Capital, L.P.: 3,957,730
                   (iv)     Shared power to dispose or to direct the disposition of:
                                                                                   Thomas Mullen, LLC: 3,957,730

                                                                                   Thomas Mullen: 3,957,730
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

As referred to in Item 4, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. In that regard Mr. Mullen is the managing member of Thomas Mullen, LLC, the general partner of the Partnership. Accordingly, the Partnership has the right to receive and the power to direct the receipt of, dividends and the proceeds from the sale of the shares reported herein that are held through the Partnership which shares represent greater than 5% of the shares outstanding.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

See Exhibit B.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


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CUSIP No. 00912N106                                       13G                             Page 8 of 9 Pages
---------------------------------------- -------------------------------------- --------------------------------------


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.


Not applicable.
ITEM 10.  CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were
(a) not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 00912N106                                       13G                             Page 9 of 9 Pages
---------------------------------------- -------------------------------------- --------------------------------------

                                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 25, 2008
Date

/s/ TWM Capital, L.P.
Signature

Thomas Mullen, LLC/general partner
Name/Title

July 25, 2008
Date

/s/ Thomas Mullen, LLC
Signature

Thomas Mullen, LLC/managing member
Name/Title


July 25, 2008
Date

/s/ Thomas Mullen, LLC
Signature

Thomas Mullen, LLC/managing member
Name/Title
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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                                  EXHIBIT LIST

Exhibit A   Joint Filing Agreement
Exhibit B   Item 7 Statement

                                    EXHIBIT A

            The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendment thereto reporting each of the undersigned's ownership of securities of Air Industries Group, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


July 25, 2008
Date

/s/ TWM Capital, L.P.
Signature

Thomas Mullen, LLC/general partner
Name/Title

July 25, 2008
Date

/s/ Thomas Mullen, LLC
Signature

Thomas Mullen, LLC/managing member
Name/Title


July 25, 2008
Date

/s/ Thomas Mullen, LLC
Signature

Thomas Mullen, LLC/managing member
Name/Title

                                    EXHIBIT B

            As discussed in Item 4(a), certain shares reported herein are held through TWM Capital, L.P., a Delaware limited partnership, of which Thomas Mullen is the managing member of the partnership's general partner, Thomas Mullen, LLC.